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                                                                      EXHIBIT 16


                             L.L. Bradford & Company
                   Certified Public Accountants & Consultants
                              34413 Eastern Avenue
                             Las Vegas, Nevada 89109

                                  March 2, 1999

Kurt Saliger, CPA
5000 W. Oakey Boulevard, #A-4
Las Vegas, NV 89146

RE: HIKING ADVENTURES, INC.

Dear Mr. Saliger:

     We have not been involved in any litigation with Hiking Adventures and the Company does not have an outstanding balance to date for services rendered by our firm. In addition, we did not have any disputes with the Company's management which could not be resolved regarding the Company's accounting principles, auditing procedures, or similarly significant items.

     If you have any further questions, please contact me at 735- 5030.

Sincerely,

/s/   LEILANI BRADFORD
    ---------------------------------
Leilani Bradford, CPA